Tellurian reports 2019 results
HOUSTON, Texas — (BUSINESS WIRE) February 24, 2020 — Tellurian Inc. (Tellurian) (NASDAQ: TELL) continued to build its integrated global natural gas business and concluded 2019 with momentum on commercialization and development of its first project, Driftwood LNG.
President and CEO Meg Gentle said, “In 2019, Tellurian secured equity partners for the Driftwood project, advanced engineering and site testing, and finalized critical permits, making Driftwood LNG shovel ready for 2020. We plan to complete our financing in the coming months and begin construction on the largest privately funded energy infrastructure project in the United States.”
Built commercial momentum

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Established the partnership terms for the Driftwood project by executing final documents with Total Delaware, Inc. (Total) and subsidiaries for a $500 million equity investment in Driftwood Holdings LP, a related purchase of one million tonnes of liquefied natural gas (LNG), and a purchase of an additional 1.5 mtpa of LNG from Tellurian’s LNG offtake volumes from Driftwood. Total also agreed to purchase approximately $200 million of Tellurian common stock, bringing its aggregate investment in the Tellurian portfolio to approximately $907 million upon a final investment decision for Driftwood.

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Advanced the commercialization of Driftwood LNG through a Memorandum of Understanding (MOU) with Petronet LNG Limited INDIA (Petronet) for Petronet and its affiliates to make an equity investment in Driftwood Holdings LP and to purchase up to 5 mtpa of LNG from Driftwood LNG.

Advanced Driftwood project development

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Received the United States Federal Energy Regulatory Commission (FERC) order granting authorization for the Driftwood terminal and Driftwood pipeline, and the United States Department of Energy order granting export authorization to non-free trade agreement countries, concluding the most significant permits required for construction and operation.

•	Continued to progress engineering on the Driftwood terminal, completing 28% of engineering with approximately $150 million invested to date.

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Received FERC approval for Driftwood terminal implementation plans; the Driftwood terminal is in Louisiana and located on approximately 1,000 acres with ample laydown area for equipment and deep-water access for shipping.

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Began the FERC pre-filing process for the Permian Global Access Pipeline (PGAP), a 625-mile, 42-inch interstate natural gas pipeline proposed from the Waha Hub in West Texas to near Lake Charles, Louisiana.

Operating activities
Drilled three new operated wells and increased average net production to approximately 38.1 million cubic feet per day. Tellurian holdings include 10,260 net acres, interests in 67 producing wells and estimated proven reserves of approximately 269 billion cubic feet equivalent of natural gas.

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Financial results
Tellurian ended its 2019 fiscal year with approximately $64.6 million of cash and cash equivalents and approximately $136.6 million in debt. Tellurian has a strong balance sheet consisting of approximately $382.3 million in assets.
Tellurian reported a net loss of approximately $151.8 million, or $0.69 per share (basic and diluted), for the year ended December 31, 2019.
About Tellurian Inc.
Tellurian was founded by Charif Souki and Martin Houston and is led by President and CEO Meg Gentle. Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”.
For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG
CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood project, investments in and construction of that project, a potential equity investment by Total in the Driftwood project and Tellurian and related purchases of LNG, Total’s pro forma aggregate investment in Tellurian, a potential equity investment by Petronet in the Driftwood project, and a potential purchase by Petronet of LNG from the Driftwood terminal. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2019 filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 24, 2020, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. There can be no assurance that the contemplated transactions with Total, Petronet or other parties will be completed as planned. FID is subject to the completion of financing arrangements that may not be completed within the time frame expected or at all. Achieving FID will require substantial amounts of financing in addition to that contemplated by the agreements described in this press release. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
Contact

Media: Joi Lecznar SVP Public Affairs and Communication Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Kian Granmayeh Director, Investor Relations Phone +1.832.320.9293 kian.granmayeh@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com